CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Fenimore Asset Management Trust and to the use of our report dated February 22, 2017 on the financial statements and financial highlights of Fenimore Asset Management Value Fund, Fenimore Asset Management Equity Income Fund, and Fenimore Asset Management Small Cap Fund, each a series of shares of beneficial interest in Fenimore Asset Management Trust. Such financial statements and financial highlights appear in the December 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 28, 2017